As filed with the Securities and Exchange Commission on July 31, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENTRUST, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	62-1670648 (IRS Employer Identification Number)

One Hanover Park, Suite 800

16633 Dallas Parkway

Addison, TX 75001

(972) 713-5800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

F. William Conner

President, Chief Executive Officer and Chairman of the Board

Entrust, Inc.

One Hanover Park, Suite 800

16633 Dallas Parkway

Addison, TX 75001

(972) 713-5800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lynn C. Egan, Esq. Nortel Networks Inc. 220 Athens Way Nashville, TN 37228 (615) 432-4289	John T. Bostelman, Esq. John Evangelakos, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $0.01 per share	8,351,259	$3.344	$27,926,610	$2,259

(1) The shares of common stock set forth in the “calculation of registration fee” table, and which may be offered pursuant to this registration statement, include, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the registrant’s common stock that may become issuable as a result of any stock splits, stock dividends or similar event.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low price reported by the Nasdaq National Market for the common stock on July 24, 2003 which was approximately $3.344 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

Subject to Completion, Dated July 31, 2003.

PROSPECTUS

Entrust, Inc.

8,351,259 Shares

Common Stock

This prospectus relates to 8,351,259 shares of our common stock which may be sold from time to time by Nortel Networks Inc., which we refer to as “NNI.”

The shares are being registered to permit NNI to sell the shares from time to time in the public market. NNI may sell the common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section beginning on page 4 titled “Plan of Distribution.” We cannot assure you that NNI will sell all or any portion of the common stock offered hereby. We will not receive any of the proceeds from this offering, although we have paid the expenses of preparing this prospectus and the related registration statement.

Shares of our common stock are quoted on the Nasdaq National Market under the symbol “ENTU.” The last reported sale price of the common stock on July 24, 2003, was $3.30 per share.

We are a Maryland corporation formed in December 1996. Our principal executive offices are located at One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas and we can be reached at (972) 713-5800.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities where the offer or sale is not permitted.

The date of this prospectus is                         , 2003

In this prospectus “we,” “our,” “us,” and “Entrust” refer to Entrust, Inc. and its consolidated subsidiaries.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

This prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this prospectus that are not purely historical are forward looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including among other things, statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward looking statements included in this prospectus are based on information available to us up to and including the date of this document, and we expressly disclaim any obligation to update and alter these forward looking statements, whether as a result of new information, future events or otherwise. Our actual results could differ significantly from those anticipated in these forward looking statements. Readers should carefully review the risks outlined in documents that we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed in 2003. See “Where You Can Find More Information.”

USE OF PROCEEDS

NNI will receive all of the proceeds from the shares to be sold pursuant to this prospectus.

SELLING STOCKHOLDER

As of July 25, 2003, NNI owns all of the 8,351,259 shares of our common stock being offered by this prospectus, which represents approximately 13.2% of our common stock currently outstanding. NNI is offering the shares for its own account and does not own any shares of Entrust common stock apart from these shares. Because NNI may offer all or some of its common stock from time to time, we cannot estimate the amount of common stock that will be held by NNI upon the termination of any particular offering. See “Plan of Distribution.” NNI may sell any or all of the shares, subject to federal and state securities laws, but is under no obligation to do so.

To the best of our knowledge, neither NNI, or any affiliate of NNI, has had any material relationship with us or any of our affiliates within the past three years except as described in the paragraphs below.

We were incorporated in December 1996 with nominal share capital, all of which was contributed by Nortel Networks Limited and its subsidiary NNI, which we refer to collectively as “Nortel Networks.” At the completion of a private placement in December 1996, Nortel Networks owned approximately 73% of the outstanding shares of our voting stock. In August 1998, we closed our initial public offering. In February and March of 2000, we closed a follow-on offering. As of July 25, 2003, NNI owns 8,351,259 shares, or approximately 13.2% of our common stock.

During the past three years, certain of our directors and officers held positions at Nortel Networks Corporation or its affiliates, which we refer to collectively as “Nortel.”

•	F. William Conner who has served as President and Chief Executive Officer of Entrust since April 2001 and as Chairman of the Board since January 2002, served as President of Enterprise Networks and eBusiness Solutions of Nortel from November 1999 to April 2001.

•	Edward J. Pillman who serves as Senior Vice President, Global Portfolio and Services, joined Entrust in July 2001 from Nortel. From September 1999 to May 2001, Mr. Pillman was President of Nortel’s Enterprise Product Portfolio. From June 1996 to September 1999, Mr. Pillman was Vice President and General Manager of the Multimedia Enterprises Systems division of Nortel, and from March 1989 to May 1996, he was Vice President and General Manager of the Meridian I Communication Systems division of Nortel. From November 1983 to March 1989, Mr. Pillman was Chief Information Officer of Nortel.

•	Michael P. Ressner who has served on Entrust’s board of directors since May 1999, also served as Vice President of Nortel from January 2001 to April 2002. Prior to that time, Mr. Ressner served as Vice President of Finance of Nortel’s Enterprise Solutions Group from February 1999 to January 2001.

•	Milan Bekich who served as Senior Vice President of Government Solutions through April 2003, joined Entrust in June 2001 from Nortel. From April 1995 to June 2001, Mr. Bekich held various executive positions at Nortel, including Vice President of Sales and Marketing, where he was responsible for selling to the Government, Education and Utilities market, Vice President of Global Advertising and Vice President of Global Integrated Marketing.

During 2002, we paid Nortel Networks $10,121 for various management, consulting and financial services provided to us. In addition, we also received $132,362 from Nortel Networks for support and maintenance services relating to software that Nortel Networks had previously licensed from us.

NNI has now exercised its right to sell its shares pursuant to a registration rights agreement. For further information on NNI’s registration rights, we refer you to the Amended and Restated Registration Rights Agreement, which is an exhibit to the registration statement on Form S-3 of which this prospectus is a part. NNI continues to have the right to sell its shares under Rule 144 of the Securities Act of 1933.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The selling stockholder may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Brokers-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Except for customary selling commissions in ordinary transactions, any such underwriter or agent will be identified, and any compensation paid to such persons will be described, in a prospectus supplement.

We are required to pay all expenses incident to the registration of the shares for resale by the selling stockholder, other than underwriting discounts (if any) and selling commissions. We have agreed to indemnify and hold harmless the selling stockholder against certain losses including liabilities under the Securities Act.

VALIDITY OF SHARES

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP.

EXPERTS

The financial statements incorporated in this registration statement by reference from our Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for goodwill and other purchased intangibles, as of January 1, 2002, as required by Statement of Financial Accounting Standards No. 142), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the Securities and Exchange Commission. You can read and copy any document filed by us at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at the address in the previous sentence. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available on the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2002;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

•	Our Current Reports on Form 8-K as filed with the SEC on March 25, 2003, April 3, 2003 and April 22, 2003; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on August 3, 1998, as amended by our Current Report on Form 8-K dated April 27, 2001, as further amended by any amendment or report filed for the purpose of updating such description.

You may request a copy of these documents, which will be provided to you at no cost, by calling us at (972) 943-7300 or writing to us at the following address: Entrust, Inc., One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001, Attention: Investor Relations.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses, other than any underwriting discount and commissions, in connection with the issuance and distribution of the securities being registered. All amounts indicated are estimates (other than the registration fee):

Registration Fee; Securities and Exchange Commission	$2,259
Accountants’ Fees and Expenses	$25,000
Legal Fees and Expenses	$(1)
Miscellaneous	$5,000

Total	$(1)

(1)	Estimate to be provided by Amendment.

Item 15. Indemnification of Directors and Officers

Section 2-418 of the General Corporation Law of Maryland provides that, unless a corporation’s charter includes a provision which restricts or limits the corporation’s right to indemnify its directors and officers, the corporation may indemnify a director or officer with respect to proceedings instituted against such director or officer by reason of his or her service in that capacity, unless the act or omission in question was material and was committed in bad faith or was the result of active and deliberate dishonesty, unless the director or officer received an improper personal benefit or unless the director or officer had reasonable cause to believe that the act or omission was unlawful. Our restated articles of incorporation, as amended, provide for indemnification of our directors and officers to the fullest extent permitted by the General Corporation Law of Maryland.

Item 16. Exhibits

Exhibit Number	Exhibit Title

4.1	Amended and Restated Registration Rights Agreement, dated as of July 29, 1998, by and among Entrust, Inc. (formerly known as Entrust Technologies Inc.), Nortel Networks Inc. (formerly known as Northern Telecom Inc.) and the entities listed therein(1).

5.1	Opinion of Sullivan & Cromwell LLP with respect to the validity of the securities being registered(2).

23.1	Consent of Deloitte & Touche LLP, independent auditors.

24.1	Power of Attorney.

(1)	Incorporated by reference to exhibit 10.3 to our registration statement on Form S-1, filed with the SEC on August 4, 1998.

(2)	To be filed by Amendment.

Item 17. Undertakings

1.    The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports with or furnished to the Commission filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 with or furnished to the Commission that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

4.    The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Addison, state of Texas, on July 31, 2003.

ENTRUST, INC.

By:	/s/ F. William Conner
Name: F. William Conner Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ F. William Conner F. William Conner	President, Chief Executive Officer and Chairman of the Board	July 31, 2003

/s/ David J. Wagner David J. Wagner	Senior Vice President, Finance and Chief Financial Officer	July 31, 2003

* Hans Downer	Senior Vice President, Global Professional Service & Canadian Sales	July 31, 2003

* Kevin Sullivan	Senior Vice President, North American Sales	July 31, 2003

* Edward J. Pillman	Senior Vice President, Global Portfolio & Services	July 31, 2003

* General Wesley Clark	Director	July 31, 2003

* Butler C. Derrick, Jr.	Director	July 31, 2003

* Terrell B. Jones	Director	July 31, 2003

* Michael P. Ressner	Director	July 31, 2003

* Douglas Schloss	Director	July 31, 2003

* Liener Temerlin	Director	July 31, 2003

* Edward O. Vetter	Director	July 31, 2003

*By: /s/ David J. Wagner Name: David J. Wagner Title: Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title

4.1	Amended and Restated Registration Rights Agreement, dated as of July 29, 1998, by and among Entrust, Inc. (formerly known as Entrust Technologies Inc.), Nortel Networks Inc. (formerly known as Northern Telecom Inc.) and the entities listed therein(1).

5.1	Opinion of Sullivan & Cromwell LLP with respect to the validity of the securities being registered(2).

23.1	Consent of Deloitte & Touche LLP, independent auditors.

24.1	Power of Attorney.

(1)	Incorporated by reference to exhibit 10.3 to our registration statement on Form S-1, filed with the SEC on August 4, 1998.

(2)	To be filed by Amendment.